              SUPPLEMENT NO. 4 TO PROSPECTUS DATED MARCH 12, 2001

                               [MANUGISTICS LOGO]

                                  $250,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
                 COMMON STOCK ISSUABLE UPON CONVERSION OF NOTES
                            ------------------------

     This is a fourth Supplement to the Prospectus dated March 12, 2001 (the "Prospectus"), relating to $250,000,000 principal amount of our 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes (the "Shares").

     The table in the "Selling Holders" section on pages 19-21 of the Prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other Selling Holders in the Prospectus dated March 12, 2001 and in prior
Supplements:

                                                                            SHARES OF
                                                    PRINCIPAL AMOUNT      COMMON STOCK
                                                        OF NOTES          ISSUABLE UPON
                                                   BENEFICIALLY OWNED     CONVERSION OF
                 SELLING HOLDER                       AND OFFERED           NOTES(1)
                 --------------                    ------------------   -----------------
Deutsche Banc Alex. Brown(2).....................      $6,073,000            137,826
First Union Securities Inc.......................          20,000                453
Hedge Fund Research..............................         375,000              8,510
                                                       ----------            -------
          Total..................................      $6,468,000            146,789
                                                       ==========            =======

---------------
(1) Based upon an initial conversion rate of approximately 22.695 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2) The amounts listed are in addition to the amounts listed for the named Selling Holder in the Prospectus dated March 12, 2001.

     All of the other portions of the Prospectus, as previously supplemented, remain unchanged.

              The date of this Supplement No. 4 is April 19, 2001.